Exhibit 99.1
First Niagara Appoints Peter B. Robinson to Board of Directors
— New director brings extensive global marketing and leadership experience having held executive level positions at major consumer products companies —
BUFFALO, N.Y., January 31, 2011 —First Niagara Financial Group (NASDAQ: FNFG) announced the appointment of Peter B. Robinson to its board of directors. He will also join the board of First Niagara Bank.
Robinson has extensive global experience in marketing, strategy development and implementation, and corporate governance. As a former executive vice president with Burger King Corporation (NYSE: BKC), he was responsible for leading the company’s global marketing and strategy functions for Burger King’s Europe, Middle East and Africa business segments. Prior to joining Burger King, Robinson worked as a senior vice president for General Mills, Inc. (NYSE: GIS) and as president of its Pillsbury, USA division.
Currently, Robinson is a member of the board of directors of Lumber Liquidators (NYSE:LL), a rapidly-growing supplier and retailer of hardwood flooring, with headquarters in Toana, Va.
Earlier in his career, Robinson held positions of increasing responsibility at The Pillsbury Company, PepsiCo, Kraft General Foods, and Procter and Gamble, Ltd. UK. Mr. Robinson holds a B.A. in Economics from Newcastle University. He has served on the Newcastle University Business School Advisory Board since 2001.
“Peter’s experience in both domestic and global marketing, strategic planning and operations will be extremely beneficial to First Niagara and its shareholders,” Chairman of the Board of Directors, G. Thomas Bowers said. “His wide range of consumer product experience and leadership positions at major global consumer products companies will be invaluable as First Niagara continues to execute its growth and expansion strategy.”
About First Niagara Financial Group
First Niagara Financial Group, Inc., through its wholly owned subsidiary, First Niagara Bank, N.A., has $21 billion in assets, 256 branches and $13 billion in deposits. First Niagara Bank, N.A. is a multi-state community-oriented bank providing financial services to individuals, families and businesses. Upon completion of its pending merger with NewAlliance Bancorp, Inc. — subject to customary closing conditions including approvals from regulators — First Niagara will have more than $29 billion in assets, $18 billion in deposits and 340 branches across Upstate New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.fnfg.com.

First Niagara Contact
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 819-5921

leslie.garrity@fnfg.com